SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2003

Saks Incorporated

(Exact name of registrant as specified in its charter)

Tennessee	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lakeshore Parkway

Birmingham, AL 35211

(Address of principal executive offices)

(205) 940-4000

(Registrant’s telephone number, including area code)

Item 5. Other Events.

On December 8, 2003, Saks Incorporated (the “Company”) successfully completed an Exchange Offer and Consent Solicitation (the “Exchange Offer”) relating to its outstanding 8 1/4% Notes Due 2008 (the “Old Notes”). Pursuant to the terms of the Exchange Offer, the Company exchanged a total of $208,105,000 in newly issued 7% Notes due 2013 (the “New Notes”) and $88,457,383 in cash for $261,226,111 of Old Notes. Following the completion of the Exchange Offer, there remained outstanding $190,323,889 of Old Notes.

The New Notes were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), and may not be resold without registration under the Act or pursuant to an exemption from the registration requirements thereof. Pursuant to the Registration Rights Agreement filed herewith as Exhibit 4.3, the Company has agreed to exchange the New Notes for new notes that have been registered under the Act, or to register the New Notes for resale within 210 days of December 8, 2003.

In connection with the Exchange Offer, the Company also received valid consents from a sufficient number of holders of the Old Notes to permit an amendment to the indenture governing the Old Notes. This amendment is reflected in the Supplemental Indenture filed herewith as Exhibit 4.2.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

4.1	Indenture, dated as of December 8, 2003, between Saks Incorporated, the Subsidiary Guarantors named therein, and The Bank of New York, as Trustee (relating to the Company’s $208,105,000 of 7% Notes due 2013).

4.2	Fifth Supplemental Indenture, dated as of December 8, 2003, between Saks Incorporated, the Subsidiary Guarantors named therein, and J.P. Morgan Trust Company, National Association, successor in interest to Bank One Trust Company, National Association, as Trustee (relating to the Company’s $190,323,889 of 8 1/4% Notes due 2008).

4.3	Registration Rights Agreement, dated as of December 8, 2003, between Saks Incorporated, certain Subsidiaries of the Company named therein, Citigroup Global Markets Inc., Goldman, Sachs & Co., Wachovia Capital Markets, LLC, Banc One Capital Markets, Inc. and ABN AMRO Incorporated.

99.1	Press Release, dated December 4, 2003, relating to the successful completion of an Exchange Offer relating to $451,550,000 outstanding 8 1/4% Notes due 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saks Incorporated
(Registrant)

Date: December 10, 2003	By: /s/ Charles J. Hansen
Charles J. Hansen
Executive Vice President and General Counsel